Exhibit 10.8(a)

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Amended and Restated Employment Agreement is made and entered into effective October 1, 2013 by and between Advantage Sales & Marketing LLC, a California limited liability company (the “Company”) and Tanya Domier (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Employment Agreement dated the 17th day of December, 2010 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

A. The first and second sentences of Section 2 of the Agreement are hereby replaced with the following:

2. Employment Duties. Effective January 1, 2013, the Executive shall serve as Chief Executive Officer of the Company, subject to the direction and control of the Board of Directors of the Company (the “Board”), shall oversee and direct the operations of the Company and shall perform such other duties consistent with the responsibilities of a Chief Executive Officer. The Executive shall also serve on request during all or any portion of the Term as an officer and/or director of any of the Company’s subsidiaries or affiliates as the Board may deem appropriate, without any additional compensation therefor.

B. The first sentence of Section 3 of the Agreement is hereby replaced with the following:

3. Term of Employment. The initial term of the Executive’s employment hereunder shall commence on the Closing and continue until the fifth anniversary of the Closing (the “Initial Term”).

C. The first sentence of Section 5.1 of the Agreement is hereby removed and replaced with the following:

5.1 Base Salary. Effective October 1, 2013, the Company shall pay the Executive a base salary of $850,000 per year (“Base Salary”), subject to annual review, payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”).

D. The first sentence of Section 5.2 of the Agreement is hereby amended to read as follows: “Executive shall be entitled to receive a bonus, pursuant to the terms of the Executive Bonus Plan approved by the Board, up to one hundred percent (100%) of her base salary in effect for the year to which the bonus relates.”

E. In Section 6.5(b) of the Agreement, “President and Chief Operating Officer” is hereby removed and replaced with “Chief Executive Officer.”

F. Section 6.5(d) of the Agreement is hereby deleted.

G. This Amendment No. 1 is the complete statement of the parties’ agreement respecting their amendment of the Agreement and supersedes all prior statements, understanding, expectations, or agreements with respect to any amendment of the Agreement and, except as expressly set forth in this Amendment No. 1, the Agreement remains in full force and effect, unaltered and unchanged. This Amendment No. 1 may not be altered, changed, or amended except by a subsequent writing signed by the parties.

H. Except as otherwise provided herein, capitalized terms used herein shall have the meanings set forth in the Agreement.

I. This Amendment No. 1 may be executed in counterparts, which such counterparts when taken together shall constitute one entire Amendment No. 1.

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IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

ADVANTAGE SALES & MARKETING LLC		EXECUTIVE

By:	/s/ Tania King	/s/ Tanya Domier
Name:	Tania King	Tanya Domier
Title:	Secretary

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